Exhibit 4.1

TWENTY-FIRST SUPPLEMENTAL INDENTURE

THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE, dated as of December 20, 2019 (this “Supplemental Indenture”), is among Callon Petroleum Company, a Delaware corporation (the “Successor Issuer”), the Guarantors (as defined in the Base Indenture (as defined below)), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Carrizo Oil & Gas, Inc., a Texas corporation (the “Predecessor Issuer”), has heretofore executed and delivered to the Trustee an indenture, dated as of May 28, 2008 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Predecessor Issuer’s securities;

WHEREAS, the Predecessor Issuer, certain of its Subsidiaries (as defined in the Base Indenture) and the Trustee has heretofore executed and delivered the Sixteenth Supplemental Indenture, dated as of April 28, 2015 (the Base Indenture as supplemented and amended thereby and by the Eighteenth Supplemental Indenture, dated as of May 20, 2015, the “2023 Senior Notes Indenture”), providing for the issuance of the Predecessor Issuer’s 6.250% Senior Notes due 2023 (the “2023 Senior Notes”);

WHEREAS, the Predecessor Issuer, certain of its Subsidiaries and the Trustee has heretofore executed and delivered the Twentieth Supplemental Indenture, dated as of July 14, 2017 (the Base Indenture as supplemented and amended thereby, the “2025 Senior Notes Indenture”), providing for the issuance of the Predecessor Issuer’s 8.250% Senior Notes due 2025 (the “2025 Senior Notes” and, together with the 2023 Senior Notes, the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2019 and subsequently amended as of August 19, 2019 and November 13, 2019, by and between the Successor Issuer and the Predecessor Issuer, effective as of the Effective Time (as defined therein), which occurred on the date hereof, the Predecessor Issuer will merge with and into the Successor Issuer (the “Merger”), with the Successor Issuer as the surviving entity;

WHEREAS, pursuant to Section 5.02 of the 2023 Senior Notes Indenture and Section 5.02 of the 2025 Senior Notes Indenture, upon any merger in accordance with Section 5.01 thereof in which the Predecessor Issuer is not the surviving entity, (i) the surviving entity into which the Predecessor Issuer is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor Issuer under the 2023 Senior Notes Indenture and the 2025 Senior Notes Indenture, as applicable, (ii) the Predecessor Issuer shall be discharged and released from all obligations and covenants under the 2023 Senior Notes Indenture and the 2025 Senior Notes Indenture, as applicable, and the 2023 Senior Notes and the 2025 Senior Notes, as applicable, and (iii) the Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of the Predecessor Issuer; and

WHEREAS, Section 9.01(2) of the 2023 Senior Notes Indenture permits the execution of supplemental indentures without the consent of any Holders to comply with Section 5.01 thereof, and Section 9.01(2) of the 2025 Senior Notes Indenture permits the execution of supplemental indentures without the consent of any Holders to comply with Section 5.01 thereof.

NOW, THEREFORE:

To comply with the provisions of the 2023 Senior Notes Indenture and the 2025 Senior Notes Indenture (collectively, the “Indentures”) and in consideration of the premises provided for herein, the Successor Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE ONE

ASSUMPTION

SECTION 101    Assumption.

Effective simultaneously with the consummation of the Merger at the Effective Time:

(a)    the Successor Issuer shall hereby succeed to, and be substituted for, and may exercise every right and power of, the Predecessor Issuer under the Indentures with the same effect as if the Successor Issuer had been named as the Predecessor Issuer therein and shall be substituted for the Predecessor Issuer (so that from and after the Effective Time, the provisions of the Indentures referring to the “Company” shall refer instead to the Successor Issuer and not to the Predecessor Issuer); and

(b)     the Predecessor Issuer shall hereby be discharged and released from all obligations and covenants under the Indentures and the Notes.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 201    Integral Part.

This Supplemental Indenture constitutes an integral part of the Indentures.

SECTION 202     General Definitions.

For all purposes of this Supplemental Indenture:

(a)    capitalized terms used herein without definition shall have the meanings specified in the Base Indenture; and

(b)    the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture.

SECTION 203    Adoption, Ratification and Confirmation.

The Indentures, as supplemented and amended by this Supplemental Indenture, are in all respects hereby adopted, ratified and confirmed.

SECTION 204     The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Issuer.

SECTION 205    Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

SECTION 206    FATCA.

The Successor Issuer hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act purposes.

SECTION 207    Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

CALLON PETROLEUM COMPANY, as Successor Issuer

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

BANDELIER PIPELINE HOLDING, LLC
CALLON (EAGLE FORD) LLC f/k/a Carrizo (Eagle Ford) LLC
CALLON (MARCELLUS) LLC f/k/a Carrizo (Marcellus) LLC
CALLON (MARCELLUS) WV LLC f/k/a Carrizo (Marcellus) WV LLC
CALLON (NIOBRARA) LLC f/k/a Carrizo (Niobrara) LLC
CALLON (PERMIAN) LLC f/k/a Carrizo (Permian) LLC
CALLON (UTICA) LLC f/k/a Carrizo (Utica) LLC
CALLON MARCELLUS HOLDING INC. f/k/a Carrizo Marcellus Holding Inc.
CLLR, INC.
HONDO PIPELINE, INC.
MESCALERO PIPELINE, LLC, as Guarantors

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Signature Page to Supplemental Indenture